Exhibit 99.2
Registered No. 3811362
SC London Limited
Annual report
For the year ended 31 December 2008

SC London Limited
Annual report
for the year ended 31 December 2008

SC London Limited
Directors and advisers
Directors
F Kleisner
J Chodorow
Secretary and registered office
Bibi Ali
MacFarlanes
10 Norwich Street
London
EC4A 1BD
Solicitors
MacFarlanes
10 Norwich Street
London
EC4A 1BD
Registered auditors
BDO Stoy Hayward LLP
55 Baker Street
London
W1U 7EU
Bankers
National Westminster Bank PLC
135 Bishopsgate
London
EC2M 3UR

SC London Limited
Report of the Independent Registered Public Accounting Firm To the Board of Directors of SC London Limited
We have audited the accompanying balance sheets of SC London Limited as of December 31, 2008 and 2007 and the related profit and loss account and cash flow statement for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SC London Limited as at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007 and 2006, in conformity with generally accepted accounting principles in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 19 to the financial statements.
BDO Stoy Hayward LLP
Chartered Accountants and Registered Auditors
London, UK
February 23, 2009

SC London Limited
Profit and loss account
for the year ended 31 December 2008

		2008	2007	2006
	Notes	£000	£000	£000

Turnover		14,923	15,375	15,793
Cost of sales		(3,629)	(3,768)	(3,825)

Gross profit		11,294	11,607	11,968

Administrative expenses		(10,728)	(11,689)	(11,135)

Operating profit / (loss)	3	566	(82)	833
Interest receivable		29	47	62

Profit / (loss) on ordinary activities before taxation		595	(35)	895
Tax on (loss) / profit on ordinary activities	4	(238)	(222)	(275)

Profit / (loss) for the financial year	12	357	(257)	620

All profits arise from continuing operations.
The company has no recognised gains or losses other than the loss for the period.
There is no difference between the historical cost profit / (loss) and that stated above.

SC London Limited
Balance sheet
At 31 December 2008

		2008	2007
	Notes	£000	£000

Tangible fixed assets	6	838	950

Current assets
Stock	7	278	232
Debtors	8	2,241	1,748
Cash at bank and in hand		1,119	1,375

		3,638	3,355

Creditors: amounts falling due within one year	9	(1,853)	(2,039)

Net current assets		1,785	1,316

Net assets		2,623	2,266

Capital and reserves
Called up share capital	11	—	—
Capital redemption reserve	12	2,521	2,521
Profit and loss account	12	102	(255)

Shareholders’ funds	13	2,623	2,266

The financial statements on pages 5 to 16 were approved by the board of directors and authorised for issue on February 23, 2009
F Kleisner
Director

SC London Limited
Cash flow statement
for the year ended 31 December 2008

		2008	2007	2006
	Notes	£000	£000	£000

Net cash inflow/(outflow) from operating activities	16	95	(65)	1,310

Returns on investments and servicing of finance	17	29	47	62

Taxation		(221)	(294)	(206)

Capital expenditure	17	(159)	(783)	(219)

Equity Dividend paid to shareholders		—	(830)	—

(Decrease)/Increase in cash		(256)	(1,925)	947

Reconciliation of net cash flow to movement in net funds for the year ended 31 December 2008

		2008	2007	2006
	Notes	£000	£000	£000
(Decrease)/Increase in cash in the year		(256)	(1,925)	947

Movements in net funds in the year		(256)	(1,925)	947
Net funds at the start of the year		1,375	3,300	2,353

Net funds at the end of the year	18	1,119	1,375	3,300

SC London Limited
Notes to the financial statements
for the year ended 31 December 2008
1 Principal accounting policies
The financial statements have been prepared under the historical cost convention and in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies are set out below.
Turnover
Turnover represents food and beverage sales, stated net of value added tax. Turnover is wholly generated in the United Kingdom.
Fixed assets
Tangible fixed assets are stated at cost less depreciation and any provision for impairment. Assets are depreciated to their residual values on a straight line basis over their estimated useful lives as follows:
Fixtures, fittings and equipment 5 — 10 years
Stocks
Stocks are stated at the lower of cost and net realisable value.
Deferred taxation
Deferred taxation is provided in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred which result in an obligation to pay more or less tax in the future.
Deferred tax is measured at the average tax rates which apply in the period in which the timing differences are expected to reverse. Deferred tax is measured on a non-discounted basis.
Deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is more likely than not that there will be adequate future taxable profits against which to recover carried forward tax losses.
Pension scheme
The company operates a defined contribution pension scheme. Contributions are charged to the profit and loss account in the period in which they are incurred.
Foreign currency transactions
Translations into sterling are made at the average of rates ruling throughout the period for profit and loss items and at the rate ruling at 31 December 2008 for assets and liabilities. Exchange differences arising in the ordinary course of trading are reflected in the profit and loss account.

SC London Limited
Dividends
Equity dividends are recognised when they become legally payable. Interim equity dividends are recognised when paid. Final equity dividends are recognised when approved by the shareholders at an annual general meeting.
2 Staff costs and employees
None of the directors received any remuneration in the year.

	2008	2007	2006
	£000	£000	£000

Wages and salaries	3,793	4,184	3,853
Social security costs	209	347	308

Pension costs	42	32	22

	4,044	4,563	4,183

	2008	2007	2006

The average number of employees in the year was:
Operating staff	257	310	303
Management/administration	11	13	10

	268	323	313

Funded defined contribution scheme for employees (group scheme)
Pension costs of £32,000 (2007: £22,000) were charged to the profit and loss account of which £nil (2007: £nil) was outstanding at the balance sheet date.
The pension scheme is held with Standard Life and is administered by Origen.
3 Operating profit

	2008	2007	2006
	£000	£000	£000

This is arrived at after charging:
Depreciation of tangible fixed assets	271	104	226
Loss on Disposal of Fixed Assets	—	114	—

Auditors’ remuneration:
Audit	10	10	8

SC London Limited
4 Tax on profit on ordinary activities
(a) Analysis of charge in the year

	2008	2007	2006
	£000	£000	£000

United Kingdom corporation tax at 28.5% (2007:30%)	227	5	264
Adjustments in respect of prior years	18	169	7

Total tax charge (note 5 (b))	245	174	271

Deferred taxation (note 10)	(7)	48	4

Tax on profit/(loss) on ordinary activities	238	222	275

(b) Factors affecting tax charge for the year

	2008	2007	2006
	£000	£000	£000

Profit/(loss) on ordinary activities before tax	595	(35)	895

Profit/(loss) on ordinary activities multiplied by standard rate of corporation tax in the UK of 28.5% (2007: 30%)	170	(5)	268

Effects of:
Expenses not deductible for tax purposes	62	57	—
Capital allowances (in excess of)/less than depreciation	(5)	(14)	(4)
Utilisation of tax losses	—	(33)	—
Adjustments in respect of prior years	18	169	7

Tax charge for the period (note 5(a))	245	174	271

(c) Factors affecting future tax charges
No significant differences are envisaged for future periods.
5 Dividends

	2008	2007	2006
	£000	£000	£000

Amounts recognised as distributions to equity holders during the year
No dividend payment is recognised in 2008	—	830	—

SC London Limited
6 Fixed assets

Fixtures,
fittings and
equipment
£000

Cost
At 1 January 2008	2,442
Additions	159
Disposals	—

At 31 December 2008	2,601

Depreciation
At 1 January 2008	1,492
Charge for the year	271
Disposals	—

At 31 December 2008	1,763

Net book value
At 31 December 2008	838

At 31 December 2007	950

7 Stocks

	2008	2007
	£000	£000

Consumables	278	232

SC London Limited
8 Debtors: amounts falling due within one year

	2008	2007
	£000	£000

Trade debtors	129	234
Amounts due from related party undertaking (note 14)	1,989	1,421
Other debtors	15	9
Prepayments and accrued income	48	31
Deferred taxation (note 10)	60	53

	2,241	1,748

The above amounts are due within one year with the exception of deferred tax.
9 Creditors: amounts falling due within one year

	2008	2007
	£000	£000

Trade creditors	327	386
Amounts due to related party undertakings (note 14)	136	—
Taxation and social security	430	618
Accruals and deferred income	792	891
Corporation tax	168	144

	1,853	2,039

10 Deferred taxation

	2008	2007
Depreciation in excess of capital allowances	£000	£000

Balance at 1 January	53	101
Credit/(charge) to the profit and loss account	7	(48)

Balance at 31 December	60	53

SC London Limited
11 Called up share capital

	2008	2007
	£000	£000

Authorised
100,000 ordinary shares of £1 each	100	100

Allotted, called up and fully paid
1 ordinary shares of £1 each	—	—

12 Reserves

	Capital
	redemption	Profit and loss
	reserve	account	Total
	£000	£000	£000

Balance at 1 January 2008	2,521	(255)	2,266
Profit for the financial year	—	357	357

Balance at 31 December 2008	2,521	102	2,623

13 Reconciliation of movements in shareholders’ funds

	2008	2007
	£000	£000

Profit/(loss)for the financial year	357	(257)
Dividend Distribution	—	(830)

Opening shareholders’ funds	2,266	3,353

Closing shareholders’ funds	2,623	2,266

SC London Limited
14 Related party transactions
Morgans Hotel Group London Limited
Morgans Hotel Group London Limited is a wholly owned subsidiary of Morgans Hotel Group Europe Limited, which is 50% owned by Morgans Hotel Group Co. SC London pays rent and recharged expenditure to Morgans Hotel Group London Limited, which totalled £3,773,000 (2007: £3,699,000).
Chodorow Ventures LLC
SC London pays a management fee to Euro Management Group Inc., an affiliate of Chodorow Ventures LLC, a company in which one of the directors has an interest. Amounts paid in the period totalled £572,000 (2007: £463,000).
The directors confirm that there were no related party transactions other than those disclosed in these financial statements and that all transactions were undertaken on an arms length basis.

	2008	2007
	£000	£000

Debtors
Clift Holdings LLC	5	1
SC London LLC	1,850	1,105
Morgans Hotel Group London Limited	—	215
Morgans Hotel Group Co	67	50
Chodorow Ventures LLC	67	50

	1,989	1,421
The debtor balance with SC London LLC, the company’s immediate parent undertaking, relates to an unsecured loan with interest charged at a notional rate totalling £1,850,000 (2007: £1,105,000). The amount is repayable on demand.
The debtor balances with Morgans Hotel Group Co and Chodorow Ventures LLC both relate to $100,000 unsecured loans with interest charged at a notional rate. This amounts to £67,163 translated into sterling at the year end exchange rate (2007: £54,000). The loans are repayable on demand.

	2008	2007
	£000	£000

Creditors: amounts falling within one year

Morgans Hotel Group London Limited	136	—

	136	—

SC London Limited
15 Ultimate parent company
The company is a subsidiary of SC London LLC. Morgans Hotel Group Co owns 50% of SC London LLC, the remaining 50% being owned by Chodorow Ventures LLC. All the above companies are registered in the U.S.A. The principle place of business of Morgans Hotel Group Co is 475 10th Avenue, New York, NY 10018, USA. The principle place of business of Chodorow Ventures LLC is 16400 NW Second Avenue, Suite 200, Miami, FL 33169, USA.
16 Reconciliation of operating profit to net cash inflow/(outflow) from operating activities

	2008	2007	2006
	£000	£000	£000

Operating profit/(loss)	566	(82)	833
Depreciation and loss on disposal	271	218	226
(Increase) / decrease in stock	(46)	44	(77)
(Increase) / decrease in debtors	(486)	272	(125)
(Decrease) / increase in creditors	(210)	(517)	453

Net cash inflow/(outflow) from operating activities	95	(65)	1,310

17 Analysis of cash flows

	2008	2007	2006
	£000	£000	£000

Return on investment and servicing of finance
Interest received	29	47	62

Capital expenditure
Purchase of tangible fixed assets	(159)	(783)	(219)

18 Analysis of changes in net debt

	At 1 January		At 31
	2008	Cash flows	December 2008
	£000	£000	£000

Cash at bank and in hand	1,375	(256)	1,119

Net funds	1,375	(256)	1,119

SC London Limited
19 Summary of differences between United Kingdom Generally Accepted Accounting Practice (“UK GAAP”) and United States Generally Accepted Accounting Principles (“US GAAP”)
There are no material differences between profit for the financial year as reported under UK GAAP and that reported under US GAAP. In addition there are no material differences between shareholders’ funds at either 31 December 2008 or 31 December 2007 as reported under UK GAAP and that reported under US GAAP.
Financial statement presentation
The balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. Under UK GAAP, current assets are netted against current liabilities in the balance sheet whereas US GAAP requires the separate presentation of total assets and total liabilities. UK GAAP requires assets to be presented in ascending order of their liquidity, whereas under US GAAP assets are presented in descending order of liquidity.
Cash flow statement
The cash flow statement presented under UK GAAP has been prepared in accordance with FRS 1 (revised), “Cash Flow Statements”. There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. In accordance with FRS 1, cash flows are prepared separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing.
US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, “Statement of Cash Flows”, cash flows are classified under operating activities (including cash flows from taxation and returns on investment and servicing of finance), investing activities and financing activities.
A summary of the Company’s operating, investing and financing activities classified in accordance with US GAAP is presented below:

	2008	2007	2006
	£000	£000	£000
Net cash provided by operating activities	(97)	(312)	1,166
Net cash used in investing activities	(159)	(1,613)	(219)

Net increase/(decrease) in cash	(256)	(1,925)	947
Cash and cash equivalents at beginning of period	1,375	3,300	2,353

Cash and cash equivalents at end of period	1,119	1,375	3,300